Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SOUTH JERSEY INDUSTRIES, INC.

To:	The Secretary of State State of New Jersey

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of Title 14A of the New Jersey Business Corporation Act does hereby execute the following Certificate of Incorporation:

FIRST: The name of the corporation is SOUTH JERSEY INDUSTRIES, INC.

SECOND: The purpose or purposes for which the corporation is organized are:

To engage in any activity within the purposes for which corporations may be organized under applicable New Jersey law.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 7,500,000 shares, divided into two classes consisting of 5,000,000 shares of Common Stock (“Common Stock”) with par value of $2.50 per share and 2,500,000 shares of Preference Stock (“Preference Stock”) without par value.

A.            Preference Stock.

1.            ISSUE IN SERIES. Preference Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the board of directors providing for its issue. All shares of any one series of Preference Stock shall be identical, but shares of different series of Preference Stock need not be identical or rank equally except insofar as provided by law or herein.

2.            CREATION OF SERIES. The board of directors shall have authority by resolution to cause to be created one or more series of Preference Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

(a)            The distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(b)            The dividend rate and the times of payment of dividends on the shares of the series, whether dividends shall be cumulative, and, if so, from what date or dates;

(c)            The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the corporation;

(d)            Whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)            Whether or not the shares of the series shall be convertible into, or exchangeable for, any other shares of stock of the corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)            The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

2

(g)            Whether or not the shares of the series shall have priority over or parity with or be junior to the shares of any other series or class in any respect or shall be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction, or any other restriction with respect to shares of any other series or class ranking junior to the shares of the series in any respect;

(h)            Whether the series shall have voting rights, in addition to any voting rights provided by law and if so, the terms of such voting rights; and

(i)            Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

3.            PREFERENCE ON LIQUIDATION. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, holders of each series of Preference Stock shall be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends shall have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared. If the assets of the corporation are not sufficient to pay such amounts in full, holders of all shares of Preference Stock shall participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order of priority if any, as shall have been fixed in the resolution or resolutions providing for the issue of series of Preference Stock. Neither the merger nor consolidation of the corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, shall be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph.

3

4.            REDEMPTION. The corporation at the option of the board of directors may redeem all or part of the shares of any series of Preference Stock on the terms and conditions fixed for such series. In case of the redemption of less than all outstanding shares of any series of Preference Stock, the shares to be redeemed shall be selected by lot or in such other manner as the board of directors determines.

5.            VOTING RIGHTS. Except as otherwise required by law or as otherwise determined by the board of directors as to the shares of any series of Preference Stock prior to the issuance of any such shares, the holders of Preference Stock shall have no voting rights and shall not be entitled to any notice of any meeting of shareholders.

B.            Common Stock

1.            DIVIDENDS. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the board of directors, except that the corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the corporation is in default with respect to any dividend due and payable on or any sinking or purchase fund requirement relating to any shares of Preference Stock, provided that the provisions of this paragraph shall not prevent the payment of any dividend within sixty days after the declaration thereof if such declaration, when made, complied with the provisions hereof.

4

2.            DISTRIBUTION OF ASSETS. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the corporation available for distribution to its shareholders after all amounts to which the holders of Preference Stock are entitled have been paid or set aside in cash for payment.

3.            VOTING RIGHTS. Holders of Common Stock shall have general rights to vote for all purposes on the basis of one vote for each share held of record.

FOURTH: The address of the corporation’s initial registered office is 2001 Atlantic Avenue, Atlantic City, N. J., 08404, and the name of the corporation’s initial registered agent at such address is Edgar S. Keepers, Jr.

FIFTH: The number of directors constituting the first board of directors shall be three (3); and the names and addresses of the persons who are to serve as such directors are:

Name	Address

William A. Gemmel	2001 Atlantic Avenue Atlantic City, N. J. 08404

Edgar S. Keepers, Jr.	2001 Atlantic Avenue Atlantic City, N. J. 08404

Glendon H. Harris	2001 Atlantic Avenue Atlantic City, N. J. 08404

SIXTH: The name and address of the incorporator is:

Name	Address

Robert C. Koury	619 Guarantee Trust Building Atlantic City, N. J. 08401

5

IN WITNESS WHEREOF, the undersigned incorporator of the above named corporation has hereunto signed this Certificate of Incorporation this 10th day of November, 1969.

/s/ Robert C. Koury
Robert C. Koury

6